Exhibit 5.1

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858 www.KilpatrickTownsend.com

November 5, 2019

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Ladies and Gentlemen:

We have acted as counsel to Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale of $175,000,000 aggregate principal amount of the Company’s 4.25% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Securities”) pursuant to an Underwriting Agreement, dated as of October 29, 2019 (the “Underwriting Agreement”), by and among the Company and Keefe, Bruyette & Woods, Inc., as representative of the underwriters named therein The Securities will be issued pursuant to an indenture (the “Base Indenture”), dated as of November 5, 2019, between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 5, 2019 between the Company and the Trustee (the Base Indenture, together with the First Supplemental Indenture, the “Indenture”).

For purposes of giving the opinion contained herein, we have examined: (i) the Registration Statement on Form S-3 (Registration No. 333-222910) filed with the Securities and Exchange Commission (the “SEC”) on February 7, 2018 under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the base prospectus dated February 7, 2018 (the “Base Prospectus”) and the prospectus supplement dated October 29, 2019 each relating to the Registration Statement; (iii) the Underwriting Agreement; (iv) the Indenture; and (v) the form of Securities. We have also examined the originals or duplicates or certified or conformed copies of such corporate records, agreements, documents and other instruments, as we have deemed necessary, including the articles of incorporation and bylaws of the Company, and have made such other investigations as we have deemed necessary or appropriate to enable us to render this opinion.

As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. In addition, we have assumed the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Sandy Spring Bancorp, Inc.

November 5, 2019

In rendering the opinion set forth below, we have assumed that: (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture will be a valid and binding obligation of the Trustee; and (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended. We have also assumed the due authentication of the Securities by the Trustee, that there will not have occurred, prior to the date of issuance of the Securities, any change in law affecting the validity or enforceability of such Securities and that at the time of the issuance and sale of Securities, the Board of Directors of the Company has not taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Securities.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. In rendering the opinion set forth below, we do not express any opinion concerning laws other than those of the States of Maryland and New York. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Securities, when executed, authenticated and delivered in accordance with the terms of the Indenture, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally; (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) limitation of rights to indemnification, exculpation and contribution, which may be limited by applicable law or equitable principles. We express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights, and we express no opinion regarding severability provisions.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

Sandy Spring Bancorp, Inc.

November 5, 2019

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kilpatrick Townsend & Stockton LLP